Exhibit 99.3

Brightcove Appoints Jeff Ray CEO

Enterprise Software Veteran Tapped to Lead Cloud Video Market Leader

BOSTON – April 11, 2018 — Brightcove Inc. (Nasdaq: BCOV), the leading provider of cloud services for video, announced today that its Board of Directors (the “Board”) has appointed Hugh Jefferson (Jeff) Ray III to serve as the Company’s next Chief Executive Officer, effective immediately.

Mr. Ray succeeds Acting CEO Andy Feinberg, who has held the executive position since 2017, while a search was undertaken for a permanent replacement. Mr. Feinberg will resume his role as the Company’s President and COO.

“The Board was impressed with Jeff’s decades-long track record of accomplishments as a CEO and senior executive. That, combined with his extensive technology leadership experience made him the ideal candidate to serve as Brightcove’s CEO,” said Gary Haroian, Chairman of the Board. “Time and time again, Jeff has demonstrated an ability to enhance go-to-market strategies, scale enterprises and expand business opportunities at global technology companies. Jeff’s deep operational and enterprise sales experience will be instrumental in positioning Brightcove for improved market share and long-term, profitable growth.”

Commenting on his appointment, Mr. Ray stated, “I am incredibly optimistic about the opportunity in front of Brightcove. Internet video traffic will grow fourfold from 2016 to 2021, reaching 82% of all global consumer internet traffic. This explosion in video consumption is creating tremendous opportunities – and challenges – for companies around the world. More and more of these organizations are turning to Brightcove for innovative technology, deep video expertise, and our obsession with customer success to realize these opportunities. The Company’s market leading portfolio of video solutions, blue chip customer base, and exceptional workforce provide a solid foundation upon which to move forward. I’m excited to work with the team to build on the strong market momentum they have already created.”

Mr. Haroian continued, “On behalf of the entire Board, I want to thank Andy Feinberg for the leadership and expertise he displayed during his role as Acting CEO over the past nine months. Against the backdrop of his proven leadership and the significant contributions he has made at Brightcove over the past 13 years, his success in this position comes as no surprise.”

About Jeff

Jeff Ray has excelled in executive leadership roles at multiple enterprise technology companies of scale, including Ellucian, Ventyx (acquired by ABB), DS SolidWorks, Progress Software, and Compuware. At Ellucian, Jeff successfully transitioned the business from a combination of multiple premise-based software companies to a cloud-based SaaS leader of solutions designed to enable colleges and universities do a better job of helping their students succeed. At SolidWorks, he grew revenues by 300%, expanded margins by 50%, and tripled the installed user base. While he was at Progress Software, the business grew 20% each year and the share price more than doubled. At Ventyx, Jeff ran operations across 80 countries and 2,500 employees, growing annual revenues to over $520m. And at IBM, where he started after graduating from Texas A&M University, Jeff quickly rose through the organization, holding numerous leadership positions.

About Brightcove

Brightcove Inc. (NASDAQ:BCOV) is the leading global provider of powerful cloud solutions for delivering and monetizing video across connected devices. The company offers a full suite of products and services that reduce the cost and complexity associated with publishing, distributing, measuring and monetizing video across devices. Brightcove has thousands of customers in over 70 countries that rely on the company’s cloud solutions to successfully publish high-quality video experiences to audiences everywhere. To learn more, visit www.brightcove.com.

Forward-Looking Statements

This press release may include forward-looking statements regarding anticipated objectives, growth and/or expected product and service developments or enhancements. Such forward-looking statements may be identified by the use of the following words (among others): “believes,” “expects,” “may,” “will,” “plan,” “should” or “anticipates,” or comparable words and their negatives. These forward-looking statements are not guarantees but are subject to risks and uncertainties that could cause actual results to differ materially from the expectations contained in these statements. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. Brightcove assumes no obligation to update any forward-looking statements contained in this press release in the event of changing circumstances or otherwise, and such statements are current only as of the date they are made.